Exhibit 99.1

POST OFFICE BOX 787

LEBANON, TENNESSEE

37088-0787

Investor Contact:	Lawrence E. Hyatt
(615) 235-4432

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL ELECTS NORMAN JOHNSON TO BOARD OF DIRECTORS

LEBANON, Tenn, — August 13, 2012 – As part of its ongoing board succession process, Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) has elected Norman Johnson to its Board of Directors, effective immediately. Mr. Johnson served as chief executive officer of Clarcor (NYSE: CLC), one of the world’s largest filtration companies, for over 10 years through December 2011 at which time he became Executive Chairman of Clarcor. Mr. Johnson is the newest of seven members who have joined the Cracker Barrel board within the last 18 months. As previously announced, four of the current 14 members of the Board do not plan to stand for election at the annual shareholders’ meeting on November 15, 2012.

“We’re very pleased that Norm has agreed to join our Board and look forward to the experience and judgment he brings to the board room as we continue to strengthen the Cracker Barrel brand and enhance our operations,” said Sandra B. Cochran, President and Chief Executive Officer. She added, “Norm has extensive operational and managerial experience and a history of creating shareholder value. He will add valuable perspective to our board.”

About Cracker Barrel

Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as our signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

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Cracker Barrel Welcomes New Board Member

August 13, 2012

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 616 company-owned locations in 42 states. Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6:00 a.m. – 10:00 p.m., and Friday and Saturday, 6:00 a.m. – 11:00 p.m. For more information, visit: crackerbarrel.com.

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